EXHIBIT 99.1

K12 Inc. Reports First Quarter Fiscal 2016 With Revenue of $221.2 Million

HERNDON, Va., Oct. 27, 2015 (GLOBE NEWSWIRE) -- K12 Inc. (NYSE:LRN), a technology-based education company and leading provider of proprietary curriculum and online school programs for students in pre-K through high school, today announced its results for the first fiscal quarter ended September 30, 2015.

Financial Highlights for the Three Months Ended September 30, 2015 (First Quarter Fiscal Year 2016)

  Revenues of $221.2 million, compared to $236.7 million in the first quarter of FY 2015. The year over year decline is largely due to the Agora Cyber School shifting from a Managed to Non-managed program.
  EBITDA, a non-GAAP measure (see reconciliation below), of negative $3.9 million, compared to $3.7 million in the first quarter of FY 2015.
  Operating loss of $20.5 million, compared to an operating loss of $13.2 million in the first quarter of FY 2015.
  Net loss attributable to common stockholders of $12.8 million, compared to a net loss of $6.8 million in the first quarter of FY 2015.
  Diluted net loss attributable to common stockholders per share of $0.34, compared to a diluted net loss of $0.18 in the first quarter of FY 2015.

Comments from Management

"We have been using an online model to educate students for fifteen years, and every year we increase the tools and capabilities families and teachers can use to make their students successful," said Nate Davis, Chairman and Chief Executive Officer. "We remain committed to continuous improvement, including increased offerings, and improvements in technology and content that make us one of the nation's premier education technology providers. Bringing award winning technology to education is our contribution to our nation's commitment to its students."

Cash, Capital Expenditures and Capital Leases

As of September 30, 2015, the Company had cash and cash equivalents of $150.9 million, a decrease of $45.0 million compared to the $195.9 million reported at June 30, 2015. This decrease is largely the result of normal seasonal trends.

Capital expenditures for the three months ended September 30, 2015 were $14.2 million, a decrease of $4.4 million from the prior year's first three months, and was comprised of:

  $1.0 million for property and equipment,
  $9.5 million for capitalized software development, and
  $3.7 million for capitalized curriculum.

Capital leases financed additional capital purchases of $2.6 million during the three months ended September 30, 2015, primarily for student computers.

Revenue

The following table sets forth the Company's revenues -- Managed Public School Programs (curriculum and services sold to managed public schools), Institutional (curriculum, technology and services provided to school districts, public schools and other educational institutions that the Company does not manage), and Private Pay Schools and Other (private schools for which the Company charges student tuition and makes direct consumer sales) -- for the periods indicated.

Beginning in fiscal 2016, the Company will present revenue from Non-managed Programs as part of the Institutional line of business, along with the Institutional Software and Services, which together constitute total Institutional revenue. In the prior year these revenues were presented as part of the Public School Programs line of business, which included both Managed and Non-managed Public School Programs. We believe this revised presentation clarifies and better aligns the disclosure of Non-Managed Program revenues with the Company's operational and sales structure.

	Three Months Ended		Change
	September 30,		2015 / 2014
($ in thousands)	2015	2014	$	%

Managed Public School Programs (1)	$ 177,455	$ 202,379	$ (24,924)	-12.3%
Institutional
Non-managed Public School Programs (1)	15,706	10,493	5,213	49.7%
Institutional Software & Services	13,288	12,634	654	5.2%
Total Institutional	28,994	23,127	5,867	25.4%
Private Pay Schools and Other	14,781	11,206	3,575	31.9%
Total	$ 221,230	$ 236,712	$ (15,482)	-6.5%

(1) Managed Programs include schools where K12 provides substantially all of the management, technology and academic support services in addition to curriculum, learning systems and instructional services. Non-managed Programs include schools where K12 provides curriculum and technology, and the school can also contract for instruction or other educational services. Non-managed programs, however, do not offer primary administrative oversight.

Enrollment Data

The following table sets forth enrollment data for students in Managed Public School Programs and our Non-managed Public School Programs for the periods indicated. These figures exclude enrollments from classroom pilot programs and consumer programs.

	Three Months Ended September 30,		2015 / 2014
	2015	2014	Change	Change %

Managed Public School Programs (1,2,3)	104,429	118,609	(14,180)	-12.0%
Non-managed Public School Programs (1,3)	27,754	20,630	7,124	34.5%

(1) If a school changes from a Managed to a Non-managed program, the corresponding enrollment classification would change in the period in which the contract arrangement changed.
(2) Managed Public School Programs include enrollments for which K12 receives no public funding or revenue.
(3) Enrollments are equal to the official count date number, which is the first Wednesday of October in a year, or October 7, 2015 for Q1 FY16 and October 1, 2014 for Q1 FY15.

Revenue per Enrollment Data

The following table sets forth revenue per average enrollment data for students in Public School Programs for the periods indicated.

	Three Months Ended		Change
	September 30,		2015 / 2014
($ in thousands)	2015	2014	$	%
Managed Public School Programs	$ 1,699	$ 1,706	$ (7)	-0.4%
Non-managed Public School Programs	566	509	57	11.3%

Second Quarter Outlook

The Company is forecasting the following for the second quarter of FY 2016:

  Revenue in the range of $205 million to $215 million.
  Operating income in the range of $10 million to $15 million.
  Capital expenditures, which includes curriculum and software development, computers and infrastructure, of $15 million to $20 million.

Special Note on Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "continues," "likely," "may," "opportunity," "potential," "projects," "will," "expects," "plans," "intends" and similar expressions to identify forward looking statements, whether in the negative or the affirmative. These statements reflect our current beliefs and are based upon information currently available to us. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties, factors and contingencies include, but are not limited to: reduction of per pupil funding amounts at the schools we serve; inability to achieve sufficient levels of new enrollments to sustain or to grow our business model; failure of the schools we serve to comply with regulations resulting in a loss of funding, an obligation to repay funds previously received or contractual remedies; declines or variations in academic performance outcomes as curriculum and testing standards evolve; harm to our reputation resulting from poor performance or misconduct by operators or us in any school in our industry and in any school in which we operate; legal and regulatory challenges from opponents of virtual public education, public charter schools or for-profit education companies; discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes; termination of our contracts with schools due to a loss of authorizing charter; failure to enter into new school contracts or renew existing contracts, in part or in their entirety; unsuccessful integration of mergers, acquisitions and joint ventures; failure to further develop, maintain and enhance our technology, products, services and brands; inadequate recruiting, training and retention of effective teachers and employees; infringement of our intellectual property; entry of new competitors with superior competitive technologies and lower prices; disruptions to our Internet-based learning and delivery systems resulting from cyber-attacks; and other risks and uncertainties associated with our business described in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of October 27, 2015, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Conference Call

The Company will discuss its first quarter fiscal year 2016 financial results during a conference call scheduled for Tuesday, October 27, 2015 at 8:30 a.m. eastern time (ET).

The conference call will be webcast and available at http://public.viavid.com/index.php?id=116691. Please access the web site at least 15 minutes prior to the start of the call.

To participate in the live call, investors and analysts should dial (877) 407-4019 (domestic) or (201) 689-8337 (international) at 8:15 a.m. (ET). No passcode is required.

A replay of the call will be available starting on October 27, 2015 at 11:00 a.m. ET through November 27, 2015 at 11:00 a.m. ET, at (877) 660-6853 (domestic) or (201) 612-7415 (international) using conference ID 13622631. A webcast replay of the call will be available at http://public.viavid.com/index.php?id=116691 for 30 days.

Financial Statements

The financial statements set forth below are not the complete set of K12 Inc.'s financial statements for the three months ended September 30, 2015, and are presented below without footnotes. Readers are encouraged to obtain and carefully review K12 Inc.'s Form 10-Q for the quarter ended September 30, 2015, including all financial statements contained therein and the footnotes thereto, filed with the SEC. The Form 10-Q may be retrieved from the SEC's website at www.sec.gov or from K12 Inc.'s website at www.k12.com.

K12 INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,
	2015	2015
	(In thousands, except share and per share data)
ASSETS
Current assets
Cash and cash equivalents	$ 150,864	$ 195,852
Accounts receivable, net of allowance of $9,552 and $9,657 at September 30, 2015 and June 30, 2015, respectively	260,755	188,246
Inventories, net	16,714	29,571
Deferred tax asset	3,005	8,989
Prepaid expenses	29,458	11,428
Other current assets	27,538	24,877
Total current assets	488,334	458,963
Property and equipment, net	31,654	34,407
Capitalized software, net	65,741	62,683
Capitalized curriculum development costs, net	58,151	58,696
Intangible assets, net	20,580	21,195
Goodwill	66,160	66,160
Deposits and other assets	6,791	6,495
Total assets	$ 737,411	$ 708,599
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current liabilities
Current portion of capital lease obligations	$ 15,474	$ 16,635
Accounts payable	42,308	29,819
Accrued liabilities	10,724	12,486
Accrued compensation and benefits	16,828	26,790
Deferred revenue	64,317	24,927
Total current liabilities	149,651	110,657
Capital lease obligations, net of current portion	11,830	13,022
Deferred rent, net of current portion	7,439	7,692
Deferred tax liability	26,741	22,456
Other long-term liabilities	8,109	8,233
Total liabilities	203,770	162,060
Commitments and contingencies	--	--
Redeemable noncontrolling interest	9,601	9,601
Stockholders' equity
Common stock, par value $0.0001; 100,000,000 shares authorized; 42,451,114 and 41,837,894 shares issued and 38,948,516 and 38,335,296 shares outstanding at September 30, 2015 and June 30, 2015, respectively	4	4
Additional paid-in capital	663,202	663,461
Accumulated other comprehensive loss	(911)	(1,065)
Accumulated deficit	(63,255)	(50,462)
Treasury stock of 3,502,598 shares at cost at September 30, 2015 and June 30, 2015	(75,000)	(75,000)
Total stockholders' equity	524,040	536,938
Total liabilities, redeemable noncontrolling interest and equity	$ 737,411	$ 708,599

K12 INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,
	2015	2014
	(In thousands, except share and per share data)

Revenues	$ 221,230	$ 236,712
Cost and expenses
Instructional costs and services	139,003	146,842
Selling, administrative, and other operating expenses	99,270	99,546
Product development expenses	3,413	3,482
Total costs and expenses	241,686	249,870
Loss from operations	(20,456)	(13,158)
Interest (expense) income, net	(305)	31
Loss before income tax benefit and noncontrolling interest	(20,761)	(13,127)
Income tax benefit	8,097	6,538
Net loss	(12,664)	(6,589)
Adjust net income attributable to noncontrolling interest	(129)	(187)
Net loss attributable to common stockholders	$ (12,793)	$ (6,776)
Net loss attributable to common stockholders per share
Basic and Diluted	$ (0.34)	$ (0.18)
Weighted average shares used in computing per share amounts:
Basic and Diluted	37,433,493	37,695,681

K12 INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended September 30,
	2015	2014
	(In thousands)
Cash flows from operating activities
Net loss	$ (12,664)	$ (6,589)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	16,565	16,880
Stock-based compensation expense	4,587	4,173
Excess tax benefit from stock-based compensation	(6)	(7)
Deferred income taxes	7,189	7,258
Provision for doubtful accounts	2,335	283
Provision for excess and obsolete inventory	213	177
Provision for student computer shrinkage and obsolescence	(284)	11
Expensed computer peripherals	1,352	--
Changes in assets and liabilities:
Accounts receivable	(74,841)	(90,552)
Inventories	12,644	15,686
Prepaid expenses	(18,030)	(15,553)
Other current assets	(2,661)	(6,105)
Deposits and other assets	(142)	(228)
Accounts payable	12,488	10,630
Accrued liabilities	(1,741)	(10,027)
Accrued compensation and benefits	(9,961)	(4,930)
Deferred revenue	39,390	48,835
Deferred rent and other liabilities	(374)	2,648
Net cash used in operating activities	(23,941)	(27,410)
Cash flows from investing activities
Purchase of property and equipment	(977)	(6,333)
Capitalized software development costs	(9,515)	(8,886)
Capitalized curriculum development costs	(3,699)	(3,375)
Investment in LearnBop, Inc.	--	(6,512)
Net cash used in investing activities	(14,191)	(25,106)
Cash flows from financing activities
Repayments on capital lease obligations	(4,941)	(5,899)
Purchase of treasury stock	--	(26,452)
Proceeds from exercise of stock options	14	161
Excess tax benefit from stock-based compensation	6	7
Repurchase of restricted stock for income tax withholding	(1,928)	(1,112)
Net cash used in financing activities	(6,849)	(33,295)
Effect of foreign exchange rate changes on cash and cash equivalents	(7)	(1,102)
Net change in cash and cash equivalents	(44,988)	(86,913)
Cash and cash equivalents, beginning of period	195,852	196,109
Cash and cash equivalents, end of period	$ 150,864	$ 109,196

Non-GAAP Financial Measures

EBITDA

EBITDA consists of net income (loss), plus net interest expense, plus income tax expense, minus income tax benefit, plus depreciation and amortization and non-controlling interest charges. Interest expense primarily consists of interest expense for capital leases. We use EBITDA in addition to income (loss) from operations and net income (loss) as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, net income (loss) as determined in accordance with GAAP. Not all companies use identical calculations for EBITDA, therefore our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not consider certain cash requirements such as capital expenditures, tax payments, interest payments, or other working capital.

We believe EBITDA is useful to an investor in evaluating our operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired. Our management uses EBITDA:

  as an additional measurement of operating performance because it assists us in comparing our performance on a consistent basis; and
  in presentations to the members of our Board of Directors to enable our Board to have the same measurement basis of operating performance as is used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry.

The following tables provide a reconciliation of net loss to EBITDA.

	Three Months Ended September 30,
	2015	2014
	(In thousands)
Net loss — K12 Inc.	$ (12,793)	$ (6,776)
Interest expense (income), net	305	(31)
Income tax benefit	(8,097)	(6,538)
Depreciation and amortization	16,565	16,880
Noncontrolling interest	129	187
EBITDA	$ (3,891)	$ 3,722

About K12 Inc.

K12 Inc. (NYSE:LRN) is driving innovation and advancing the quality of education by delivering state-of-the-art, digital learning platforms and technology to students and school districts across the globe. K12's award winning curriculum serves over 2,000 schools and school districts and has delivered more than four million courses over the past decade. K12 is a company of educators with the nation's largest network of K-12 online school teachers, providing instruction, academic services, and learning solutions to public schools and districts, traditional classrooms, blended school programs, and directly to families. The K12 program is offered through K12 partner public schools in approximately two-thirds of the states and the District of Columbia, and through school districts and public and private schools serving students in all 50 states and more than 100 countries. More information can be found at K12.com.

CONTACT: K12 Inc.
         Investor Contact:
         Mike Kraft, 571-353-7778
         VP Finance & Corporate Treasurer
         mkraft@k12.com
         or
         Press Contact:
         Frank Giancamilli, 703-483-1529
         Senior Manager Corporate Communications
         fgiancamilli@k12.com